Exhibit 99.1
Hercules Offshore Announces Intention to Offer $250 Million Convertible Senior Notes Due 2038 and
Use up to $50 Million of Net Proceeds to Repurchase Stock
HOUSTON, May 27, 2008 — Hercules Offshore, Inc. (NASDAQ: HERO), a provider of offshore contract drilling, liftboat and inland barge services, announced its intention to offer, subject to market and other conditions, approximately $250 million aggregate principal amount of Convertible Senior Notes due 2038 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes will be convertible under certain circumstances into shares of the company’s common stock (or cash or a combination of shares and cash, at the company’s election). The interest rate, conversion price and other terms of the notes will be determined by negotiations between the company and the initial purchasers of the notes. Hercules Offshore also expects to grant the initial purchasers an option to purchase up to $37.5 million principal amount of additional notes to cover over-allotments.
Hercules Offshore intends to use the net proceeds from the offering to repurchase, concurrently with the offering, up to $50 million of shares of its common stock in privately negotiated transactions, to repay outstanding borrowings under its senior secured revolving credit facility (which totaled approximately $100 million as of May 23, 2008) and for other general corporate purposes.
This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any offer, solicitation or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the notes and the common stock issuable on conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable states securities laws.
SOURCE Hercules Offshore, Inc.
CONTACT: Stephen M. Butz, Vice President Finance and Treasurer of Hercules Offshore, Inc., +1-713-350-8315